Manpower Inc.
100 Manpower Place
Milwaukee, Wisconsin 53217

May 10, 2011

Mr. Hans Leentjes:

I am very pleased that you have decided to join Manpower Inc. (the “Corporation”) as President – Northern Europe.  In this role you will report directly to me and will be part of our Executive Management Team.

1.   Position.  Effective as of January 10, 2011, your employment by the Corporation will be as President – Northern Europe.  Reporting to the CEO, you will be responsible for the leadership of the region through the application of Manpower’s vision, values and strategies.  In addition, subject to the approval of the Board of Directors at the Corporation’s next meeting, you will also be appointed as an Executive Vice President of the Corporation.  You agree to devote your best efforts and full business time to the performance of the duties assigned to you.   In your role as President – Northern Europe, from time to time you will be appointed as a director of certain of the Corporation’s subsidiary companies located in the region and you agree to accept such appointments. Your base of operations for the performance of your duties to the Corporation will be Diemen, The Netherlands.

2. Compensation.  Your base salary will be €290,000 per year, inclusive of holiday allowance.  You also will be eligible to receive an incentive bonus for each full calendar year during the term of your employment, starting with calendar year 2011.  This annual bonus under our current practice would be determined using a “balanced scorecard” approach.  Although it is subject to change, under this current approach, the amount of the bonus would be based on a comparison of actual performance-to-performance goals established for you at the beginning of each year.  Currently, there are two components to the balanced scorecard.  The first component is based on financial goals established at the beginning of each year.  The second component under this current approach would include both measurable and discretionary objectives in your role as head of the Northern Europe region that you and I would formulate at the beginning of each year.  Depending upon achievement of these goals and objectives, the total bonus under the current practice would range from zero to 150 percent of base salary, with the target bonus at 75 percent of base salary.  To the extent permitted by applicable law, your base salary and incentive bonus will be paid to you through the payroll system of Manpower Management B.V., on behalf of the Corporation, subject to applicable withholding taxes.

3. Benefits.  To the extent permitted by applicable law and except as otherwise provided in this letter agreement, the Corporation will provide you with, and you will be eligible for, all benefits of employment generally made available to senior executives of the Corporation from time to time (collectively, the “Benefit Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans.  You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans) on the same basis as other senior executives of the Corporation.  You also will be entitled to vacations and perquisites in accordance with the Corporation’s policies as in effect from time to time for senior executives of the Corporation.  The Corporation also would reimburse you for all expense incurred by you in the performance of your duties according to the Corporation’s regulations and procedures for expense reimbursement.  For the avoidance of doubt, you will not be eligible to participate in any (i) pension or similar retirement plan of the Corporation and (ii) invalidity or similar insurance, but instead shall be eligible solely to continue participation in the pension scheme and the invalidity insurance policy of Manpower Management B.V. as described in Paragraph 6 and 7 below.

4. Severance Protection.  While we look forward to a long and productive relationship, both you and the Corporation will be entitled to end the employment relationship at any time, for any reasons and with or without notice.  However, subject to the approval of the Executive Compensation & Human Resources Committee of the Board of Directors at its next meeting, the Corporation would enter into a severance agreement with you on terms similar to those severance agreements it has entered into with the other members of the Executive Management Team.

5. Car Program.  The Corporation will provide you with access to the current automobile you have been driving in connection with your employment by Manpower Management B.V. until the date that is approximately four (4) years from the initial date that Manpower Management B.V. first purchased the automobile and will continue to provide you with a new automobile approximately every four years while you are employed by the Corporation. The Corporation shall pay for the fuel and maintenance costs for the automobile.  Any taxes owed on the value of this automobile benefit shall be incurred by you.  Your participation in this car program shall be in lieu of any participation in a similar Benefit Plan offered to senior executives of the Corporation.

6. Pension.  For the duration of your employment with the Corporation and as long as you meet the relevant requirements of the scheme, the Corporation will continue your participation in the pension scheme described in Article 14 of your employment agreement with Manpower Management B.V. dated July 19, 2004 (the “2004 Agreement”) on the same terms and conditions, as such scheme may be amended from time to time. The Corporation has provided you with a copy of the current pension scheme regulations and you hereby acknowledge your receipt and acceptance of such regulations.  You hereby authorize the Corporation to withhold your contributions from your salary, to the extent possible in equal installments upon each salary payment.  Your participation in said pension scheme shall be in lieu of any participation in a similar Benefit Plan offered to senior executives of the Corporation.

7. Disability and Supplementary Invalidity Insurance.  The Corporation shall provide you with salary continuation in the event of your illness for up to two years.  The rate of this salary continuation shall be as follows:  100% of your base salary during the first year of illness and 70% of your base salary during the second year of illness.  Reference is made to the statutory exceptions listed in Clause 7:629 of the Dutch Civil Code.  Further, to the extent permitted by applicable law and the insurance carrier, the Corporation will enter into an arrangement with Manpower Management B.V. to continue your participation in the collective invalidity insurance policy described in Article 15 of the 2004 Agreement for the purpose of supplementing the legal benefit under the Invalidity Insurance Act to 70% of the average daily wage for WAO (Wet Arbeidsongeschik-theidsverzekering) purposes until the retirement age (i.e., age 65).  The cost of the premium for such insurance coverage, shall be borne by you.  Your participation in the programs described in this Paragraph 7 shall be in lieu of any participation in a similar Benefit Plan offered to senior executives of the Corporation.

8. Nondisclosure.  As a condition to your employment with the Corporation, simultaneous with the execution of this agreement, you will be required to sign a nondisclosure agreement that will include provisions related to the protection of Corporation confidential information and trade secrets.

9. Successors; Binding Agreement.  This letter agreement will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

10. Prior Agreements.  You agree that this letter agreement shall supersede any prior obligations of the Corporation or any member of the Manpower Group with respect to benefits payable to you upon the termination of your employment by the Corporation or any member of the Manpower Group, specifically those obligations set forth in the 2004 Agreement.

11. Notice.  Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.  All notices to the Corporation shall be to the Corporation’s United States headquarters and should be addressed to the attention of the Corporation’s Secretary and General Counsel.

12. Modification.  No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

13. Withholding.  The Corporation would deduct from all amounts payable to you any required withholding or other charges and all such amounts stated above are before any such deductions.

14. Choice of Law.  This agreement shall be governed by the internal laws of the Netherlands, without regard to the conflict of laws.

I am very excited about you joining our Executive Management Team.  Please do not hesitate to call me if you have any questions.  If the foregoing is acceptable, please sign both originals below and return one to Mara Swan, Executive Vice President – Global Strategy and Talent.

Sincerely,

MANPOWER INC.

By: Jeffrey A. Joerres, President and Chief Executive Officer

Agreed as of the 10th day of May 2011.

Hans Leentjes